Exhibit 99.1

Western Asset Inflation-Linked Opportunities & Income Fund Announces Results of Annual Meeting of Shareholders

NEW YORK – (BUSINESS WIRE) – (April 27, 2020) - Western Asset Inflation-Linked Opportunities & Income Fund (the “Fund”), which is traded on the New York Stock Exchange under the symbol “WIW,” announced today the results of the votes cast at the Fund’s annual meeting of shareholders held April 24, 2020.

The owners of the common shares of the Fund elected to the Fund’s Board of Trustees: Susan B. Kerley, Michael Larson, Ronald L. Olson, and Avedick B. Poladian as Class I Trustees; Robert Abeles, Jr., Jane F. Dasher, Anita L. DeFrantz and Jane E. Trust as Class II Trustees; and William E.B. Siart, Jaynie Miller Studenmund and Peter J. Taylor as Class III Trustees. The Class I Trustees, Class II Trustees and Class III Trustees will hold office until the annual meeting of shareholders in the year 2023, 2021, and 2022, respectively, and until his or her respective successor is duly elected and qualified or until he or she resigns, retires or is otherwise disqualified or removed from office.

The Fund is a diversified closed-end management investment company that is advised by Western Asset Management Company, LLC, an affiliate of Legg Mason, Inc., and is sub-advised by Western Asset Management Company Limited, Western Asset Management Company Ltd. and Western Asset Management Company Pte. Ltd., which are affiliates of the adviser.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.

For more information, please contact the Fund at 1-888-777-0102 or visit the Fund’s web site at http://www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

Media Contact: Fund Investor Services-1-888-777-0102